--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                  SCHEDULE TO

                             TENDER OFFER STATEMENT

               UNDER SECTION 14(d)(1) OR SECTION 13(e)(1) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                            ------------------------

                           FBL FINANCIAL GROUP, INC.
                       (Name of Subject Company (Issuer))
                            ------------------------

                           FBL FINANCIAL GROUP, INC.
                       (Names of Filing Person (Offeror))

                        COMMON STOCK, WITHOUT PAR VALUE
                         (Title of Class of Securities)

                                   30239F106
                     (CUSIP Number of Class of Securities)
                            ------------------------

                               STEPHEN M. MORAIN
                           FBL FINANCIAL GROUP, INC.
                             5400 UNIVERSITY AVENUE
                          WEST DES MOINES, IOWA 50266
                           TELEPHONE: (515) 225-5410
            (Name, address and telephone number of person authorized
       to receive notices and communications on behalf of filing persons)
                            ------------------------

                                   COPIES TO:
                             DONALD J. BROWN, ESQ.
                   DAVIS, BROWN, KOEHN, SHORS & ROBERTS, P.C.
                         666 WALNUT STREET, SUITE 2500
                             DES MOINES, IOWA 50309
                           TELEPHONE: (515) 288-2500

/X/ Check the box if the filing relates to preliminary communications made before the commencement of a tender offer.

     Check the appropriate boxes below to designate any transactions to which the statement relates:

/ /  third-party tender offer subject to Rule 14d-1.

/X/  issuer tender offer subject to Rule 13e-4.

/ /  going-private transaction subject to Rule 13e-3.

/ /  amendment to Schedule 13d under Rule 13d-2.

     Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

2

EXHIBIT.

99.1  Press Release dated September 25, 2000.

99.2  Memo to all employees dated September 25, 2000.